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                                                                    EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY


1129 Holding, Inc., a Delaware corporation, is a subsidiary, wholly-owned by the Company

Cetalon Company of Canada, a British Columbia, Canada, corporation, is a subsidiary wholly-owned by 1129 Holding, Inc.